Supplement to Prospectus Supplement Dated December 31, 2008

Dated: July 1, 2010

STATE OF ISRAEL
SAVINGS BONDS (THIRD SERIES)
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Effective as of July 1, 2010, the aggregate principal amount of the Savings Bonds, Sabra Savings Bonds and Mazel Tov Savings Bonds offered under this prospectus has been decreased to $250,000,000.

Assuming that we sell all of the bonds at the current offering price, we will receive $235,000,000 of the proceeds from the sale of the bonds, after paying the underwriters’ commission which will not exceed $15,000,000 and before expenses estimated at $65,000.